As filed with the Securities and Exchange Commission on December 10, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NANOSPHERE, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4339870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4088 Commercial Avenue Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)
Nanosphere, Inc. 2007 Long-Term Incentive Plan
(Full title of the plans)
William P. Moffitt III
President and Chief Executive Officer
4088 Commercial Avenue
Northbrook, Illinois 60062
((Name and address of agent for service)
(847) 400-9000
(Telephone number, including area code, of agent for service)
Copies to:
Esteban A. Ferrer, Esq.
Seyfarth Shaw LLP
620 Eighth Avenue
New York, NY 10018
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering	aggregate	Amount of
to be registered	registered (1)	price per share	offering price	registration fee
Common Stock, par value $0.01 per share	889,147 shares (2)	$6.37 (3)	$5,663,866.39 (3)	$316.04

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of Nanosphere, Inc. (the “Registrant”) that may be offered or issued under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents additional shares of Common Stock authorized and reserved for future grant under the Nanosphere, Inc. 2007 Long-Term Incentive Plan. The 2007 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2007 Plan on January 1, from 2010 until 2012. The number of shares added each year will be equal to the least of 900,000 shares of the Registrant’s Common Stock, four percent of the aggregate number of shares of the Registrant’s Common Stock outstanding on December 31 of the immediately preceding year, and an amount determined by the Registrant’s board of directors.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices reported on the Nasdaq Global Market of $6.37 per share on December 3, 2009.

REGISTRATION OF ADDITIONAL SECURITIES
     The purpose of this Registration Statement is to register under the Securities Act of 1933, as amended (the “Securities Act”) an additional 889,147 shares of the Common Stock, par value $0.01 per share, of Nanosphere, Inc. (the “Registrant”) for issuance under the Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended. In accordance with General Instruction E to Form S-8 and Rule 413 of the Securities Act, the Registrant hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8, File No. 333-148989.
ITEM 8. EXHIBITS.

Exhibit
Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-1 as filed with the Commission on October 17, 2007 and incorporated herein by reference).

3.2	By-Laws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-1 as filed with the Commission on October 17, 2007 and incorporated herein by reference).

4.1	Specimen Certificate for shares of Common Stock of Nanosphere, Inc. (filed as Exhibit 4.3 to the Company’s Amendment No. 3 to Form S-1 as filed with the Commission on October 29, 2007 and incorporated herein by reference).

5.1	Opinion of Seyfarth Shaw LLP.

10.1	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated (filed as Exhibit 10.4 to the Company’s Amendment No. 3 to Form S-1 as filed with the Commission on October 29, 2007 and incorporated herein by reference).

10.2	Second Amended and Restated Registration Rights Agreement (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009).

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.
ITEM 9. UNDERTAKINGS.
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on December 10, 2009.

NANOSPHERE, INC.
By:	/s/ William P. Moffitt III
William P. Moffitt III
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Moffitt III and J. Roger Moody, Jr., and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on this 10th day of December, 2009.

Signature	Title

/s/ William P. Moffitt III	President, Chief Executive Officer and Director
William P. Moffitt III	(Principal Executive Officer)

/s/ J. Roger Moody, Jr. J. Roger Moody, Jr.	Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Mark Slezak	Chairman of the Board and Director
Mark Slezak

/s/ Jeffrey R. Crisan	Director
Jeffrey R. Crisan

/s/ André de Bruin	Director
André de Bruin

/s/ Chad A. Mirkin	Director
Chad A. Mirkin

/s/ James J. Nahirny	Director
James J. Nahirny

/s/ Lorin J. Randall	Director
Lorin J. Randall

/s/ Sheli Z. Rosenberg	Director
Sheli Z. Rosenberg

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Second Amended and Restated Certificate of Incorporation of Nanosphere, Inc. (filed as Exhibit 3.1 to the Company’s Amendment No. 2 to Form S-1 as filed with the Commission on October 17, 2007 and incorporated herein by reference).

3.2	By-Laws of Nanosphere, Inc. (filed as Exhibit 3.2 to the Company’s Amendment No. 2 to Form S-1 as filed with the Commission on October 17, 2007 and incorporated herein by reference).

4.1	Specimen Certificate for shares of Common Stock of Nanosphere, Inc. (filed as Exhibit 4.3 to the Company’s Amendment No. 3 to Form S-1 as filed with the Commission on October 29, 2007 and incorporated herein by reference).

5.1	Opinion of Seyfarth Shaw LLP.

10.1	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated (filed as Exhibit 10.4 to the Company’s Amendment No. 3 to Form S-1 as filed with the Commission on October 29, 2007 and incorporated herein by reference).

10.2	Second Amended and Restated Registration Rights Agreement (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009).

23.1	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.2	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.